Madrid, 26 de marzo de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Fax nº: 91 585 1662

Muy señores nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el Artículo 82 de	In compliance with article 82 of Act 24/1988, of July
la Ley 24/1988, de 28 de julio, de Mercado de Valores,	28th, on the Securities Market, ACCIONA, S.A. hereby
ACCIONA, S.A. comunica el siguiente	reports the following

HECHO RELEVANTE	RELEVANT INFORMATION

Advertido que la traducción al inglés del Hecho	Having noticed that the English translation of the
Relevante presentado en la fecha de hoy no se	Relevant Fact filed today it is not exactly consistent
corresponde exactamente con el contenido del Acuerdo	with the provisions of the Agreement that has been
ya difundido por la CNMV y con lo previsto en la	already made publicly available by the CNMV and with
versión española del Hecho Relevante, Acciona	the Spanish version of the Relevant Fact, Acciona
confirma que el precio mínimo de la OPA será de € 41	confirms that the minimum tender offer price will be € 41
por acción, más los intereses que se devenguen sobre	per share, plus the interest accrued on such amount until
dicho importe hasta la fecha de la formulación de la	the day the tender offer is filed at an interest rate of
OPA a un tipo equivalente a EURIBOR a tres meses,	EURIBOR (three months), minus any dividends per
menos los dividendos por acción distribuidos.	share distributed.

Atentamente/Yours sincerely,

ACCIONA, S.A.
P.p.

/s/ Jorge Vega-Penichet
Jorge Vega-Penichet
Secretario del Consejo/Company Secretary